EXHIBIT (a)(1)(G)
FORMS OF REMINDER E-MAILS — (DATES MAY
CHANGE IF EXPIRATION DATE OF OFFER IS EXTENDED)
November 12, 2009— Final Seven Days
We are entering the final seven days of Akorn’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options (referred to as the “offer”). The offer expires at 5:00 p.m., Central Time, on November 19, 2009, unless we extend the offer.
If you would like to participate in this offer, please promptly fill out the Election Form previously sent to you and deliver it to Renee Wolf by fax at 1-847-574-1434, by emailing a scanned or PDF copy to renee.wolf@akorn.com, or by hand delivery or mail to Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, Attn: Renee Wolf. We must receive your properly completed Election Form before 5:00 p.m., Central Time, on November 19, 2009, unless the offer is extended.
This notice does not constitute the offer to exchange. The full terms of the offer are described in the offer to exchange and the Election Form, both of which were previously provided to you. You may also access these documents through the Securities and Exchange Commission’s website at www.sec.gov, or on Akorn’s website at www.akorn.com.

November 19, 2009 — Last Day (Offer Expiration Date)
Today is the last day to participate in Akorn’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options (referred to as the “offer”). The offer expires at 5:00 p.m., Central Time, on November 19, 2009, unless we extend the offer.
If you would like to participate in this offer, please promptly fill out the Election Form previously sent to you and deliver it to Renee Wolf by fax at 1-847-574-1434, by emailing a scanned or PDF copy to renee.wolf@akorn.com, or by hand delivery or mail to Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, Attn: Renee Wolf. We must receive your properly completed Election Form before 5:00 p.m., Central Time, on November 19, 2009, unless the offer is extended.
Only responses that are complete, signed and actually received by the deadline today will be accepted. If you have questions, please direct them to Renee Wolf by email at renee.wolf@akorn.com or by telephone at 1-800-932-5676 ext. 4911.
This notice does not constitute the offer to exchange. The full terms of the offer are described in the offer to exchange and the Election Form, both of which were previously provided to you.

You may also access these documents through the Securities and Exchange Commission’s website at www.sec.gov, or on Akorn’s website at www.akorn.com.